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EXHIBIT 11


                     STATEMENT OF COMPUTATION OF PRO FORMA
                       NET INCOME PER COMMON AND COMMON
                               EQUIVALENT SHARE


                                                              Average Shares Outstanding
                                                                  As of December 31,
                         Shares                               --------------------------
                         Issued              Issue Date                 1996
                        ---------           -----------             -----------
Common Stock            3,122,448                (a)                  3,122,448
Common Stock               15,000            10/3/95                     15,000
Common Stock            3,600,000            9/29/95 (b)              3,600,000
Common Stock              426,000           12/12/95 (b)                426,000
Common Stock            4,000,000            3/22/96 (c)              4,000,000
Common Stock              309,000            3/22/96 (d)                309,000
Common Stock              251,970                 (e)                   194,575
Common Stock               22,679                 (f)                    22,679
Common Stock              424,444                 (g)                   424,444
Common Stock              125,556                 (g)                   125,556
Common Stock            1,175,000                 (g)                 1,175,000
Options                       N/A                 (h)                 1,599,550
                                                                    -----------
                                                                     15,014,252
                                                                    ===========




Method Used For Calculation

(a) Represents Common Stock issued in connection with the recapitalization of Eagle River Interactive, Inc. in 1995.

(b) Originally issued as Series A Preferred Stock and converted to Common Stock in 1996. Calculation assumes conversion on the date of issuance.

(c) Shares issued in conjunction with the Company's initial public offering.

(d) Shares issued to the underwriters in conjunction with the Company's initial public offering.

(e) Shares issued upon exercise of stock options at various dates throughout 1996 and 1997.

(f) Shares issued pursuant to the Employee Stock Purchase Plan at various dates throughout 1996 and 1997.

(g) Shares issued in connection with the Graphic Media, Inc. and Mastering Computers, Inc. mergers.

(h) Common stock equivalent shares calculated using the treasury stock method.